Exhibit 12.

                               MOBIL CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (In millions)

                                                                         Nine
                                                                        Months
                                                                        Ended
                                       Year Ended December 31,          Sept.30,
                            __________________________________________  ________
                              1993      1994    1995     1996     1997     1998
                            ______    ______  ______   ______   ______   ______

Income Before Change in
  Accounting Principle .... $2,084    $1,759  $2,376   $2,964   $3,272   $1,856
Add:
Income taxes ..............  1,931     1,919   2,015    3,147    3,093    1,252
Portion of rents
  representative of
  interest factor .........    339       340     368      376      346      260
Interest and debt
  discount expense ........    529(a)    461     467      455      428      350
Earnings less (greater)
  than distributions from
  equity affiliates........    265       (40)    (51)     153      (59)      98
                            ------    ------   ------  ------   ------   ------

Income as Adjusted ........ $5,148    $4,439  $5,175   $7,095   $7,080   $3,816
                            ======    ======  ======   ======   ======   ======
Fixed Charges:
Interest and debt
  discount expense ........ $  529(a) $  461  $  467   $  455   $  428   $  350
Capitalized interest ......     42        37      47       78      101       52
Portion of rents
  representative of
  interest factor .........    339       340     368      376      346      260
                            ------    ------  ------   ------   ------   ------
Total Fixed Charges ....... $  910    $  838  $  882   $  909   $  875   $  662
                            ======    ======  ======   ======   ======   ======
Ratio of Earnings to
  Fixed Charges ...........    5.7(a)    5.3     5.9      7.8      8.1      5.8
                            ======    ======  ======   ======   ======   ======


Note:

  For the years ended December 31, 1993, 1994, 1995, 1996 and 1997 and the nine months ended September 30, 1998, Fixed Charges exclude $31 million, $37 million, $28 million, $24 million, $29 million and $19 million, respectively, of interest expense attributable to debt issued by the Mobil Oil Corporation Employee Stock Ownership Plan Trust and guaranteed by Mobil.


(a) Excludes the favorable effect of $205 million of interest benefits from the resolution of prior-period tax issues.


MOBIL                              - 26 -

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